Exhibit 99.1

FOR IMMEDIATE RELEASE Jagged Peak, Inc. 3000 Bayport Dr, Suite 250 Tampa, FL 33607

Jagged Peak Announces Financial
Results for the Second Quarter of 2012
Net revenues increased 21% to $16.8 million.

TAMPA, FLORIDA – Friday August 10, 2012 - Jagged Peak, Inc. (OTC BB: JGPK), a leading provider of enterprise-class eCommerce solutions and supply chain services, today announced financial results for the second quarter ended June 29, 2012.

26-Week Period Highlights:
•	Total revenue for the 26-week period increased 21% to $16.8 million as compared to the same period last year.
•	Adjusted EBITDA for the 26-week period increased 43% to $771 thousand as compared to the same period last year.
•	In March 2012, the Jagged Peak completed a new two-year revolving line of credit facility doubling borrowing capacity to $3.0 million and retiring higher cost debt.
•	In June 2012, the Jagged Peak purchased a previously leased warehouse facility for $3.0 million taking advantage of historically low interest rates and property values.

Net revenues for the 26-week period ended June 29, 2012 increased 21% to approximately $16.8 million, compared to approximately $13.8 million for the same period last year. The increase in revenue primarily resulted from continued expansion of services to existing customers, the addition of new customers and increased sales from our Canadian operations. Cost of revenue, which consists primarily of labor, software amortization, technology, facilities, postage, freight and packing supplies, increased by approximately $2.5 million, or 23%, to approximately $13.5 million for the 26-week period ended June 29, 2012, as compared to approximately $11.0 million for the 26-week period ended July 1, 2011. As a percentage of revenues, costs of revenue amounted to approximately 80% of related revenues for the 26-week period ended June 29, 2012, and 79% for the 26-week period ended July 1, 2011.

Selling, general and administrative expense increased by approximately $204 thousand, or 8%, to approximately $2.8 million for the 26-week period ended June 29, 2012, as compared to approximately $2.6 million for the 26-week period ended July 1, 2011. This was primarily related to an increase in wages due to headcount increases.

Interest expense decreased by approximately $45.6 thousand to approximately $163.5 thousand for the 26-week period ended June 29, 2012, as compared to approximately $209.1 thousand for the 26-week period ended July 1, 2011, due to the new, lower-cost, credit facility.

As a result of the above mentioned items, Jagged Peak realized a profit from continuing operations before provision for income taxes of approximately $ 339.8 thousand for the 26-week period ended June 29, 2012, compared with a profit from continuing operations before provision for income taxes of approximately $71.6 thousand for the 26-week period ended July 1, 2011.

Net income for the 26-week period ended June 29, 2012, was approximately $161.3 thousand, compared to approximately $27.5 thousand for the same period last year.

Adjusted EBITDA for the 26-week period ended June 29, 2012 was approximately $770.8 thousand compared to approximately $537.7 thousand for the same period last year. The increase in the Adjusted EBITDA relates primarily to the increase in income from continuing operations. Jagged Peak defines Adjusted EBITDA as earnings before interest and amortization of debt costs, taxes, depreciation and amortization costs, and stock option expense. Jagged Peak believes Adjusted EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and consistent.

The following reconciliation is provided for consistent comparisons of year-over-year Adjusted EBITDA.

	For the 26-weeks ended
	June 29, 2012	July 1, 2011
Net income as reported	$161,300	$27,500

Income tax expense	178,500	44,100
Interest expense	163,500	209,100
Depreciation and amortization	192,300	244,100
Stock option expense	75,200	12,900

Adjusted EBITDA	$770,800	$537,700

Chief Executive Officer of Jagged Peak, Inc., Paul Demirdjian, commented, “We are very pleased with Jagged Peak’s performance in the most recent quarter. We developed and launched a number of new client sites, continued growing our FlexNet fulfillment network and expanded our same-day delivery services. One of the new client sites to go live is Pelican ProGear, which represents the first direct-to-consumer channel for parent company Pelican Products, Inc. We also established an alliance with The Princeton Companies, which added new warehouse locations and bolsters our print-on-demand services and apparel product fulfillment capabilities. With our new financing in place and the recent purchase of our previously leased fulfillment facility, we are focused on growing our business with our end-to-end e-commerce solution.”

“We began the year with a focus on improving revenue, cash flow and our bottom line,” said Chief Financial Officer of Jagged Peak, Inc., Albert Narvades. “In the first half of the year we have implemented prudent controls over operating expenses. Our new financing and the purchase of our fulfillment facility will add to the ongoing improvements in our cash flow and bottom line.”

Use of GAAP and Non-GAAP Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), Jagged Peak (“the company”) has included in this report “Adjusted EBITDA,” with Adjusted EBITDA being defined by the company as earnings before interest and amortization of debt costs, taxes, depreciation and amortization costs and stock option expense. For each non-GAAP financial measure, the company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure.

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the company. Specifically, Adjusted EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent period-over-period comparisons of the company’s performance. In addition, the company uses this non-GAAP financial measure internally to measure its on-going business performance and in reports to bankers to permit monitoring of the company’s ability to pay outstanding liabilities.

Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended December 30, 2011.

About Jagged Peak
Jagged Peak is a leading eCommerce solutions provider with software and services that enhance the scalability, flexibility and profitability of multi-channel online businesses. Its cornerstone technology is EDGE---an enterprise-class eCommerce platform that includes a full-featured eCommerce Platform (ECP) and robust Order Management System (OMS) as well as a Warehouse Management System (WMS) and Transportation Management System (TMS). These platform elements can be deployed alone or together through a license or SaaS delivery model to form an end-to-end, web-based software suite that integrates the entire order life cycle with visibility across business units, distribution channels and trading partners---all while enabling the client to have complete control of their online brand. Combining its technology with a comprehensive array of eMarketing, customer support and IT professional services along with “anytime, anywhere” order fulfillment through its FlexNet warehouse network, Jagged Peak offers a rare and uniquely holistic approach to eCommerce. Jagged Peak’s blue chip client roster includes numerous global consumer brand companies. For more information, please visit www.jaggedpeak.com.

Investor Relations
Albert Narvades
CFO
Jagged Peak, Inc.
3000 Bayport Drive, Suite 250
Tampa, FL 33607
813-637-6900 Ext 225

Media Contact
Marjorie Bulone
Director of Marketing
Jagged Peak, Inc.
3000 Bayport Drive, Suite 250
Tampa, FL 33607
813-637-6900 Ext 313

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